EXHIBIT 1

CUSIP No. 83558L105

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of November 5, 2018,  by and among the parties signatories hereto.  The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of Common Stock of Sonoma Pharmaceuticals, Inc. is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

MONTREUX EQUITY PARTNERS V, L.P.
By: MONTREUX EQUITY MANAGEMENT V, LLC, its General Partner

By:	/s/ Daniel K. Turner III
Name: Daniel K. Turner III
Title: Managing Member

MONTREUX EQUITY MANAGEMENT V, LLC

By:	/s/ Daniel K. Turner III
Name: Daniel K. Turner III
Title: Managing Member

DANIEL K. TURNER III

/s/ Daniel K. Turner III